                                                                      EXHIBIT 12


                HOUSTON INDUSTRIES INCORPORATED AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                        Six                 Twelve
                                                                     Months Ended         Months Ended
                                                                       June 30,             June 30,
                                                                         1998                 1998
                                                                     ------------         ------------
Fixed Charges as Defined:

 (1) Interest on Long-Term Debt...............................        $ 209,355            $ 407,106

 (2) Other Interest...........................................           47,393               89,412

 (3) Capitalized Interest.....................................            4,746                9,034

 (4) Distribution on Trust Securities.........................           14,712               29,269

 (5) Interest Component of Rentals Charged to
     Operating Expense........................................            5,365                9,952
                                                                      ---------           ----------

 (6) Total Fixed Charges......................................        $ 281,571            $ 544,773
                                                                      =========            =========

Earnings as Defined:

 (7) Income from Continuing Operations........................        $  13,065            $ 253,092


 (8) Income Taxes for Continuing Operations ..................           48,462              183,796


 (9) Fixed Charges (line 6)...................................          281,571              544,773


 (10) Capitalized Interest....................................           (4,746)              (9,034)
                                                                       --------           ----------

 (11) Income from Continuing Operations
      Before Income Taxes and Fixed Charges...................        $ 338,352           $  972,627
                                                                      =========           ==========
Ratio of Earnings to Fixed Charges (line 11 divided
  by line 6)..................................................             1.20                 1.79

Preferred Dividends Requirements:

(12) Preferred Stock Dividends................................        $     195            $     357


(13) Less Tax Deduction for Preferred Dividends...............               27                   54
                                                                      ---------            ---------

(14) Total....................................................        $     168            $     303
                                                                      =========            =========

(15) Ratio of Pre-Tax Income from continuing operations
     to Net Income (line 7 plus line 8 divided by line 7).....             4.71                 1.73

(16) Line 14 times line 15....................................        $     791            $     524

(17) Add Back Tax Deduction (line 13).........................               27                   54
                                                                      ---------            ---------

(18) Preferred Dividends Factor...............................        $     818            $     578
                                                                      =========            =========

(19) Total Fixed Charges (line 6).............................        $ 281,571            $ 544,773

(20) Preferred Dividends Factor (line 18).....................              818                  578
                                                                      ---------            ---------

(21) Total....................................................        $ 282,389            $ 545,351
                                                                      =========            =========

Ratios of Earnings to Fixed Charges and Preferred
  Dividends (line 11 divided by line 21)......................             1.20                 1.78
                                                                      =========            =========

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                                                                      EXHIBIT 12

                 NORAM ENERGY CORP. AND SUBSIDIARIES Exhibit 12
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                                                         Six                 Twelve
                                                                     Months Ended         Months Ended
                                                                       June 30,             June 30,
                                                                          1998                1998
                                                                     ------------         ------------

Income from Continuing Operations.............................        $    58,456          $    56,066

Income Taxes for Continuing Operations........................             54,863               65,233

Non-Utility Interest Capitalized..............................                  0                    0
                                                                      -----------          -----------

Income from Continuing Operations Before
  Income Taxes................................................            113,319              121,299


Fixed Charges:
  Interest....................................................             52,379              110,534

  Distribution on Trust Securities............................                427                1,609

  Interest Component of Rentals Charged to Operating
    Expenses..................................................              4,630                9,455
                                                                      -----------          -----------

       Total Fixed Charges....................................             57,436              121,598
                                                                      -----------          -----------


Income from Continuing Operations Before Income
  Taxes and Fixed Charges.....................................        $   170,755          $   242,897
                                                                      ===========          ===========

Ratio of Earnings to Fixed Charges............................               2.97                 2.00
                                                                      ===========          ===========